UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-17F-2

CERTIFICATE OF ACCOUNTING OF SECURITIES AND SIMILAR

INVESTMENTS IN THE CUSTODY OF

MANAGEMENT INVESTMENT COMPANIES

PURSUANT TO RULE N-17F-2 [17 CFR 270.17f-2]

1. Investment Company Act File Number:			Date Examination completed:
811-06243			April 16, 2024

2. State Identification Number:

AL	AK	AZ	AR	CA	CO
CT	DE	DC	FL	GA	HI
ID	IL	IN	IA	KS	KY
LA	ME	MD	MA	MI	MN
MS	MO	MT	NE	NV	NH
NJ	NM	NY	NC	ND	OH
OK	OR	PA	RI	SC	SD
TN	TX	UT	VT	VA	WA
WV	WI	WY	PUERTO RICO

3. Exact name of investment company as specified in registration statement:

Franklin Strategic Series:

Franklin Biotechnology Discovery Fund

Franklin Growth Opportunities Fund

Franklin Natural Resources Fund

Franklin Small Cap Growth Fund

Franklin Small-Mid Cap Growth Fund

Franklin Strategic Income Fund

Franklin Templeton SMACS: Series E

Franklin Templeton SMACS: Series I

4. Address of principal executive office: (number, street, city, state, zip code)

One Franklin Parkway, San Mateo, CA 94403

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Report of Independent Registered Public Accounting Firm

To the Boards of Trustees and Management of:

Franklin Custodian Funds
Franklin ETF Trust
Franklin Floating Rate Master Trust
Franklin Fund Allocator Series
Franklin Global Trust
Franklin Gold and Precious Metals Fund
Franklin High Income Trust
Franklin Investors Securities Trust
Franklin Limited Duration Income Trust
Franklin Managed Trust
Franklin Real Estate Securities Trust
Franklin Strategic Mortgage Portfolio
Franklin Strategic Series
Franklin Templeton ETF Trust
Franklin Templeton Variable Insurance Products Trust
Franklin U.S. Government Money Fund
Franklin Universal Trust
Institutional Fiduciary Trust
Templeton China World Fund
Templeton Developing Markets Trust
Templeton Emerging Markets Fund
Templeton Emerging Markets Income Fund
Templeton Funds
Templeton Global Income Fund
Templeton Global Investment Trust
Templeton Income Trust
Templeton Institutional Funds

And the Boards of Directors and Management of:
Templeton Dragon Fund, Inc.

We have examined management's assertion, included in the accompanying Management Statement Regarding Compliance with Certain Provisions of the Investment Company Act of 1940, that the Funds listed in Attachment A (the “Funds”) complied with the requirements of subsections (b) and (c) of Rule 17f-2 under the Investment Company Act of 1940 (“the Act”) as of July 31, 2023. The Funds’ management is responsible for its assertion and the Funds' compliance with those requirements. Our responsibility is to express an opinion on management's assertion about the Funds' compliance with the specified requirements based on our examination.

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with attestation standards established by the American Institute of Certified Public Accountants. Those standards require that we plan and perform the examination to obtain reasonable assurance about whether management’s assertion about compliance with the specified requirements is fairly stated, in all material respects, and, accordingly, included examining, on a test basis, evidence about the Funds' compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. Included among our

PricewaterhouseCoopers LLP, 405 Howard Street, Suite 600, San Francisco, CA 94105 T: (415) 498 5000, www.pwc.com/us

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procedures were the following tests performed as of July 31, 2023, and with respect to agreement of security purchases and sales, for the period from February 1, 2023 (see Attachment A for details), through July 31, 2023:

- Confirmation of all securities held by Franklin Templeton Investors Services, Inc. (the “Transfer Agent”), as they pertain to the security positions owned by the Funds and held in book entry form

- Reconciliation of all such securities to the books and records of the Funds and the Transfer Agent

- Agreement of 340 security purchases and 522 security sales or maturities since our last report from the books and records of the Funds to the records of the Transfer Agent confirmations

We believe that our examination provides, and that the evidence we obtained is sufficient and appropriate to provide, a reasonable basis for our opinion. Our examination does not provide a legal determination on the Funds’ compliance with the specified requirements.

We are required to be independent and to meet our other ethical responsibilities in accordance with relevant ethical requirements related to the engagement.

In our opinion, management's assertion that the Funds listed in Attachment A complied with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of July 31, 2023 with respect to securities reflected in the investment accounts of the Funds is fairly stated, in all material respects.

This report is intended solely for the information and use of management and the Boards of Trustees or Boards of Directors of the Funds and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than the specified parties.

/s/PRICEWATERHOUSECOOPERS, LLP

April 16, 2024

2

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Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	February 1, 2023 – July 31, 2023
Franklin Growth Funda	February 1, 2023 – July 31, 2023
Franklin Income Funda	February 1, 2023 – July 31, 2023
Franklin U.S. Government Securities Funda	February 1, 2023 – July 31, 2023
Franklin Utilities Funda	February 1, 2023 – July 31, 2023
Franklin Focused Growth Funda	February 1, 2023 – July 31, 2023
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	February 1, 2023 – July 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	February 1, 2023 – July 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	February 1, 2023 – July 31, 2023
Franklin Corefolio Allocation Funda	February 1, 2023 – July 31, 2023
Franklin Emerging Market Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin Global Allocation Funda	February 1, 2023 – July 31, 2023
Franklin Growth Allocation Funda	February 1, 2023 – July 31, 2023
Franklin International Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart Retirement Income Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2020 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2025 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2030 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2035 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2040 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2045 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2050 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2055 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2060 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin Moderate Allocation Funda	February 1, 2023 – July 31, 2023
Franklin U.S. Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	February 1, 2023 – July 31, 2023
Franklin International Growth Funda	February 1, 2023 – July 31, 2023
Franklin Gold and Precious Metals Funda	February 1, 2023 – July 31, 2023
Franklin High Income Trust:
Franklin High Income Funda	February 1, 2023 – July 31, 2023
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	February 1, 2023 – July 31, 2023
Franklin Equity Income Funda	February 1, 2023 – July 31, 2023
Franklin Floating Rate Daily Access Funda	February 1, 2023 – July 31, 2023
Franklin Low Duration Total Return Funda	February 1, 2023 – July 31, 2023

Franklin Low Duration U.S. Government Securities Funda	February 1, 2023 – July 31, 2023
Franklin Managed Income Funda	February 1, 2023 – July 31, 2023
Franklin Total Return Funda	February 1, 2023 – July 31, 2023
Franklin Limited Duration Income Trusta	February 1, 2023 – July 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Funda	February 1, 2023 – July 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Mortgage Portfolioa	February 1, 2023 – July 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	February 1, 2023 – July 31, 2023
Franklin Growth Opportunities Funda	February 1, 2023 – July 31, 2023
Franklin Natural Resources Funda	February 1, 2023 – July 31, 2023
Franklin Small Cap Growth Funda	February 1, 2023 – July 31, 2023
Franklin Small-Mid Cap Growth Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Income Funda	February 1, 2023 – July 31, 2023
Franklin Templeton SMACS: Series Ea	February 1, 2023 – July 31, 2023
Franklin Templeton SMACS: Series Ia	February 1, 2023 – July 31, 2023
Franklin Templeton ETF Trust:
Franklin Exponential Data ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Europe Hedged ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Japan ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Japan Hedged ETFa	February 1, 2023 – July 31, 2023
Franklin U.S. Core Bond ETF a	February 1, 2023 – July 31, 2023
Franklin U.S. Equity Index ETFa	February 1, 2023 – July 31, 2023
Franklin U.S. Treasury Bond ETFa	February 1, 2023 – July 31, 2023
Franklin Ultra Short Bond ETFa	February 1, 2023 – July 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	February 1, 2023 – July 31, 2023
Franklin DynaTech VIP Funda	February 1, 2023 – July 31, 2023
Franklin Income VIP Funda	February 1, 2023 – July 31, 2023
Franklin Rising Dividends VIP Funda	February 1, 2023 – July 31, 2023
Franklin Small Cap Value VIP Funda	February 1, 2023 – July 31, 2023
Franklin Small-Mid Cap Growth VIP Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Income VIP Funda	February 1, 2023 – July 31, 2023
Franklin VolSmart Allocation VIP Funda	February 1, 2023 – July 31, 2023
Templeton Developing Markets VIP Funda	February 1, 2023 – July 31, 2023
Templeton Foreign VIP Funda	February 1, 2023 – July 31, 2023
Templeton Global Bond VIP Funda	February 1, 2023 – July 31, 2023

Franklin U.S. Government Money Funda	February 1, 2023 – July 31, 2023
Franklin Universal Trusta	February 1, 2023 – July 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolioa	February 1, 2023 – July 31, 2023
Templeton China World Funda	February 1, 2023 – July 31, 2023
Templeton Developing Markets Trusta	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Funda	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Income Funda	February 1, 2023 – July 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	February 1, 2023 – July 31, 2023
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Small Cap Funda	February 1, 2023 – July 31, 2023
Templeton Global Balanced Funda	February 1, 2023 – July 31, 2023
Templeton Global Income Funda	February 1, 2023 – July 31, 2023
Templeton Income Trust:
Templeton Global Bond Funda	February 1, 2023 – July 31, 2023
Templeton Global Total Return Funda	February 1, 2023 – July 31, 2023
Templeton International Bond Funda	February 1, 2023 – July 31, 2023
Templeton Sustainable Emerging Markets Bond Funda	February 1, 2023 – July 31, 2023
Templeton Institutional Funds:	February 1, 2023 – July 31, 2023
International Equity Seriesa	February 1, 2023 – July 31, 2023
Templeton Dragon Fund, Inc.a	February 1, 2023 – July 31, 2023

Legend:

a: January 31, 2023 represents the date of our last examination.

Franklin Templeton Services, LLC

3355 Data Drive

Rancho Cordova, CA 95670

tel (800) 632.2350

franklintempleton.com

Management Statement Regarding Compliance with Certain

Provisions of the Investment Company Act of 1940

We, as members of management of the funds indicated in Attachment A (the “Funds”), are responsible for complying with the requirements of subsections (b) and (c) of Rule 17f-2, Custody of Investments by Registered Management Investment Companies, of the Investment Company Act of 1940. We are also responsible for establishing and maintaining effective internal controls over compliance with those requirements. We have performed an evaluation of the Funds' compliance with the requirements of subsections (b) and (c) of Rule 17f-2 as of February 29, 2024, and for the periods indicated in Attachment A.

Based on this evaluation, we assert that the Funds were in compliance with the requirements of subsections (b) and (c) of Rule 17f-2 of the Investment Company Act of 1940 as of February 29, 2024, and for the periods indicated in Attachment A, with respect to securities reflected in the investment account of the Funds.

By:

/s/CHRISTOPHER KINGS
Christopher Kings

Chief Executive Officer - Finance and Administration

Franklin Templeton Group of Funds

Date September 26, 2024

/s/JEFFREY W. WHITE
Jeffrey W. White

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin & Templeton Funds Boards

Date September 26, 2024

/s/VIVEK PAI
Vivek Pai

Chief Financial Officer, Chief Accounting Officer and Treasurer

Franklin Templeton ETF Trust

Franklin ETF Trust

Date September 26, 2024

Attachment A

Attachment A

Franklin Custodian Funds:	Examination Period
Franklin DynaTech Funda	February 1, 2023 – July 31, 2023
Franklin Growth Funda	February 1, 2023 – July 31, 2023
Franklin Income Funda	February 1, 2023 – July 31, 2023
Franklin U.S. Government Securities Funda	February 1, 2023 – July 31, 2023
Franklin Utilities Funda	February 1, 2023 – July 31, 2023
Franklin Focused Growth Funda	February 1, 2023 – July 31, 2023
Franklin ETF Trust:
Franklin Short Duration U.S. Government ETF a	February 1, 2023 – July 31, 2023
Franklin Floating Rate Master Trust:
Franklin Floating Rate Income Fund a	February 1, 2023 – July 31, 2023
Franklin Fund Allocator Series:
Franklin Conservative Allocation Fund a	February 1, 2023 – July 31, 2023
Franklin Corefolio Allocation Funda	February 1, 2023 – July 31, 2023
Franklin Emerging Market Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin Global Allocation Funda	February 1, 2023 – July 31, 2023
Franklin Growth Allocation Funda	February 1, 2023 – July 31, 2023
Franklin International Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart Retirement Income Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2020 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2025 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2030 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2035 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2040 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2045 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2050 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2055 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin LifeSmart 2060 Retirement Target Funda	February 1, 2023 – July 31, 2023
Franklin Moderate Allocation Funda	February 1, 2023 – July 31, 2023
Franklin U.S. Core Equity (IU) Funda	February 1, 2023 – July 31, 2023
Franklin Global Trust:
Franklin Emerging Market Debt Opportunities Funda	February 1, 2023 – July 31, 2023
Franklin International Growth Funda	February 1, 2023 – July 31, 2023
Franklin Gold and Precious Metals Funda	February 1, 2023 – July 31, 2023
Franklin High Income Trust:
Franklin High Income Funda	February 1, 2023 – July 31, 2023
Franklin Investors Securities Trust:
Franklin Convertible Securities Funda	February 1, 2023 – July 31, 2023
Franklin Equity Income Funda	February 1, 2023 – July 31, 2023
Franklin Floating Rate Daily Access Funda	February 1, 2023 – July 31, 2023
Franklin Low Duration Total Return Funda	February 1, 2023 – July 31, 2023

Franklin Low Duration U.S. Government Securities Funda	February 1, 2023 – July 31, 2023
Franklin Managed Income Funda	February 1, 2023 – July 31, 2023
Franklin Total Return Funda	February 1, 2023 – July 31, 2023
Franklin Limited Duration Income Trusta	February 1, 2023 – July 31, 2023
Franklin Managed Trust:
Franklin Rising Dividends Funda	February 1, 2023 – July 31, 2023
Franklin Real Estate Securities Trust:
Franklin Real Estate Securities Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Mortgage Portfolioa	February 1, 2023 – July 31, 2023
Franklin Strategic Series:
Franklin Biotechnology Discovery Funda	February 1, 2023 – July 31, 2023
Franklin Growth Opportunities Funda	February 1, 2023 – July 31, 2023
Franklin Natural Resources Funda	February 1, 2023 – July 31, 2023
Franklin Small Cap Growth Funda	February 1, 2023 – July 31, 2023
Franklin Small-Mid Cap Growth Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Income Funda	February 1, 2023 – July 31, 2023
Franklin Templeton SMACS: Series Ea	February 1, 2023 – July 31, 2023
Franklin Templeton SMACS: Series Ia	February 1, 2023 – July 31, 2023
Franklin Templeton ETF Trust:
Franklin Exponential Data ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Europe Hedged ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Japan ETFa	February 1, 2023 – July 31, 2023
Franklin FTSE Japan Hedged ETFa	February 1, 2023 – July 31, 2023
Franklin U.S. Core Bond ETF a	February 1, 2023 – July 31, 2023
Franklin U.S. Equity Index ETFa	February 1, 2023 – July 31, 2023
Franklin U.S. Treasury Bond ETFa	February 1, 2023 – July 31, 2023
Franklin Ultra Short Bond ETFa	February 1, 2023 – July 31, 2023
Franklin Templeton Variable Insurance Products Trust:
Franklin Allocation VIP Funda	February 1, 2023 – July 31, 2023
Franklin DynaTech VIP Funda	February 1, 2023 – July 31, 2023
Franklin Income VIP Funda	February 1, 2023 – July 31, 2023
Franklin Rising Dividends VIP Funda	February 1, 2023 – July 31, 2023
Franklin Small Cap Value VIP Funda	February 1, 2023 – July 31, 2023
Franklin Small-Mid Cap Growth VIP Funda	February 1, 2023 – July 31, 2023
Franklin Strategic Income VIP Funda	February 1, 2023 – July 31, 2023
Franklin VolSmart Allocation VIP Funda	February 1, 2023 – July 31, 2023
Templeton Developing Markets VIP Funda	February 1, 2023 – July 31, 2023
Templeton Foreign VIP Funda	February 1, 2023 – July 31, 2023
Templeton Global Bond VIP Funda	February 1, 2023 – July 31, 2023

Franklin U.S. Government Money Funda	February 1, 2023 – July 31, 2023
Franklin Universal Trusta	February 1, 2023 – July 31, 2023
Institutional Fiduciary Trust:
Money Market Portfolioa	February 1, 2023 – July 31, 2023
Templeton China World Funda	February 1, 2023 – July 31, 2023
Templeton Developing Markets Trusta	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Funda	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Income Funda	February 1, 2023 – July 31, 2023
Templeton Funds:
Templeton International Climate Change Fund a	February 1, 2023 – July 31, 2023
Templeton Global Investment Trust:
Franklin Templeton SMACS: Series EMa	February 1, 2023 – July 31, 2023
Templeton Emerging Markets Small Cap Funda	February 1, 2023 – July 31, 2023
Templeton Global Balanced Funda	February 1, 2023 – July 31, 2023
Templeton Global Income Funda	February 1, 2023 – July 31, 2023
Templeton Income Trust:
Templeton Global Bond Funda	February 1, 2023 – July 31, 2023
Templeton Global Total Return Funda	February 1, 2023 – July 31, 2023
Templeton International Bond Funda	February 1, 2023 – July 31, 2023
Templeton Sustainable Emerging Markets Bond Funda	February 1, 2023 – July 31, 2023
Templeton Institutional Funds:	February 1, 2023 – July 31, 2023
International Equity Seriesa	February 1, 2023 – July 31, 2023
Templeton Dragon Fund, Inc.a	February 1, 2023 – July 31, 2023

Legend:

a: January 31, 2023 represents the date of our last examination.